Exhibit 20.1

                     [HSN, INC. LETTERHEAD]


         FOR IMMEDIATE RELEASE


               HSN, INC. AND UNIVERSAL STUDIOS CONCLUDE TRANSACTION
                          INVOLVING TELEVISION ASSETS;
                         HSNI RENAMED USA NETWORKS, INC.


         New York, NY, February 12, 1998 -- HSN, inc. (NASDAQ: HSNI) and Universal Studios, Inc., a subsidiary of The Seagram Company Ltd. (NYSE: VO), announced today that they have consummated the previously announced transaction through which USA Networks and Universal's domestic television business have been contributed to HSNi in exchange for cash and an approximate 45 percent in-terest in HSNi through common stock and common stock equiva-lents.

         At HSNi's annual meeting held yesterday, all matters submitted to shareholders were approved by the required majority vote. Additionally, HSN, inc. has changed its corporate name to USA Networks, Inc. HSNi Broadcasting will be renamed USA Broad-casting, the Silver King station group will be renamed USA Station Group and Universal's television group will be renamed USA Networks Studios. Beginning Tuesday, February 17, the newly named company will trade on NASDAQ under the ticker symbol "USAI."

         In connection with the closing, HSN, inc. announced that Edgar Bronfman, Jr., Seagram's President and Chief Executive Officer, Robert W. Matschullat, Seagram's Vice Chairman and Chief Finan-cial Officer, Frank J. Biondi, Jr., Universal Studios' Chairman and Chief Executive Officer and Samuel Minzberg, Claridge Inc.'s President and Chief Executive Officer will join the USA Networks, Inc. Board of Directors. In addition, Barry Diller has been appointed to Seagram's Board of Directors.

         USA Networks, Inc. is a diversified media and electronic com-merce company with assets that include the following: the USA Network; the Sci-Fi Channel; USA Networks Studios, which con-sists of First Run Production & Distribution, TV Movies & Mini-Series and Network Production & Development; USA Broadcasting, which includes the USA Station Group and SF Broadcasting; Home Shopping Network and the Internet Shopping Network. The com-pany also owns a controlling interest in Ticketmaster Group, Inc.







         Universal Studios, Inc. is a diversified entertainment company and a worldwide leader in motion pictures, television, music, home and location-based entertainment. Universal Studios is a unit of The Seagram Company Ltd., a global beverage and enter-tainment company.


         USA NETWORKS, INC. MEDIA:     SEAGRAM MEDIA:
         Jennifer Goebel               Ray Boyce
         212-247-5823                  212-572-7172

         INVESTOR RELATIONS:           Amy Goldberger
         Roger Clark                   212-572-1118
         212-247-0226
                                       INVESTOR RELATIONS:
                                       Joseph Fitzgerald
                                       212-572-7282

                                       Maureen Hannan
                                       212-572-1397